UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 4, 2009
AMERICAN LITHIUM MINERALS INC.
(Exact name of registrant as specified in its charter)
Nevada	333-132648	71-1049972
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2850 W. Horizon Ridge Parkway, Suite 200, Henderson, NV		89052
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(954) 828.9143
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Item 3.02	Entry into Material Definitive Agreement Unregistered Sales of Equity Securities.

On November 4, 2009, we granted stock options to our new President, Hugh Aird, pursuant to our 2009 Stock Plan, to purchase up to 750,000 shares of our common stock at an exercise price of $0.85 per share, exercisable until November 4, 2014. The stock options are subject to periodic vesting provisions, vesting in three equal installments,  on the date of grant, February 4, 2010, and May 4, 2010.  We issued the stock options to one (1) non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective November 4, 2009, Judy Baker resigned as our President,  Chief  Executive Officer and as a director.  We have appointed Mr. Hugh Aird to the positions of President and Chief Executive Officer.  Ms. Baker will remain as a consultant to our company.  As part of her resignation, Ms. Baker has agreed to the cancellation of 750,000 of the 1,500,000 stock options that had been granted to her, as previously announced.  The remaining 750,000 stock options will now vest in three equal installments, on October 8, 2009, January 8, 2010, and April 8, 2010.

Mr. Aird, since 2004, has been the Vice-Chairman, North America, Business Development for  Edelman Public Relations.  From 2002 to 2004 he was the President of DRIA Capital, a financial consulting firm; from 1998 to 2002 he was the Managing Director at Berenson, Mineralla LTD, a firm providing M&A advisory services; and from 1994 to 1998 was he Vice-Chairman of Merrill Lynch Canada. Since graduating from Harvard University, Mr. Aird has held numerous top level executive positions throughout the financial industry. He will now work closely with American Lithium Minerals management and the board of directors to help develop and execute the company's growth strategy.

Our board of directors now consists of Matthew Markin, Dave Clarke and Chris Hobbs.

Item 9.01	Financial Statements and Exhibits

10.1	Stock Option Agreement with Hugh Aird, effective November 4, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LITHIUM MINERALS INC.

/s/ Matthew Markin

Matthew Markin
Chairman

Date: November 13, 2009